U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                   FORM 12b-25

 NOTIFICATION OF LATE FILING                    SEC File Number:     0-18412
                                                                     -------
                               CUSIP Number 297868
                                            ------
[ ] Form 10-K and Form 10-KSB [ ] Form 20-F [X] Form 10-Q and Form 10-QSB [ ]Form N-SAR

  For Period Ended:  August 31, 1999 [X]
  Transition  Report on Form 10-K    [ ]
  Transition  Report on Form 20-F    [ ]
  Transition  Report on Form 11-K    [ ]
  Transition  Report on Form 10-Q    [ ]
  Transition Report on Form N-SAR
  for the Transition Period Ended:_________________
================================================================================
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
================================================================================
     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


=============================================================================
Part I - Registrant Information
=============================================================================
Full Name of Registrant:      ETRAVNET.COM, INC.
Former Name if applicable:    Playorena, Inc.
Address of Principal Executive Office:
                              560 Sylvan Avenue
                              Englewood Cliffs
                              New Jersey  07632
=============================================================================
Part II - Rules 12b-25(b) and (c)
=============================================================================
     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. [ ]

[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

================================================================================
Part III - Narrative
================================================================================
State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Financial Statements and related material are not presently available
==============================================================================
Part IV - Other Information
==============================================================================
     (1) Name and telephone number of person to contact in regard to this notification:

              Michael Y. Brent                  (201) 567-8500
              President

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

              [X] Yes    [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

              [ ] Yes    [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     ETRAVNET.COM, INC. has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 12, 1999                        By:/s/ Michael Y. Brent
                                                 ----------------------------
                                                     Michael Y. Brent
                                                     President
==============================================================================

                                ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).